Exhibit 10.15
Total System Services, Inc.
Personal Use of Company Aircraft Policy
     Commercial flights out of Columbus, GA are very limited, and travelers must allow several hours of travel/check-in time for departures from Hartsfield, Atlanta, Georgia. In order to support efficient travel arrangements and maximize productivity and availability, the Company has authorized personal use of Company aircraft by certain Key Executives. Specifically, eligible Key Executives are allowed a specified number of hours of personal use of Company aircraft during each calendar year.
     Personal use of Company aircraft by Key Executives includes non-business flights on which the Key Executive and his or her non-business guests are the only passengers aboard the aircraft and also includes non-business flights on which the Key Executive is not aboard the aircraft but his or her non-business guests are the only passengers aboard the aircraft. Personal use must be scheduled when aircraft are not scheduled for business use.
     Personal use of Company aircraft is calculated using “block hours,” as opposed to “flight hours,” and includes “deadhead legs.”
     For purposes of calculating the number of hours of personal use of Company aircraft, each block hour of turbo-prop usage shall equal “one hour of personal use” and each block hour of jet usage shall equal “five hours of personal use.” Usage of less than whole hours shall be recorded proportionately. De minimis overages may be approved by Sanders Griffith to reflect unforeseen delays (such as traffic and weather delays) and other scheduling issues.
     Personal use of Company aircraft by Key Executives and their non-business guests is tracked and the value reported for tax purposes for the Key Executive.
     The following Key Executives are authorized to use Company aircraft for personal use subject to the specified hour limitations1:
•	Philip W. Tomlinson, Chairman and CEO: 30 hours turbo-prop use/6 hours jet use

•	M. Troy Woods, President and COO: 30 hours turbo-prop use/6 hours jet use

•	William A. Pruett, Senior Executive Vice President: 20 hours turbo-prop use/4 hours jet use

[1]	Specified hour limits represent a combination of turbo-prop and jet use. For example, if a Key Executive who has been authorized “30 hours turbo-prop use/6 hours jet use” logs 3 hours of jet use, his remaining hours are 15 hours of turbo-prop use or three hours of jet use, or a combination thereof.

Personal Use of Company Aircraft Policy

•	Kenneth L. Tye, Senior Executive Vice President and CIO: 20 hours turbo-prop use/4 hours jet use

•	James B. Lipham, Senior Executive Vice President and CFO: 20 hours turbo-prop use/4 hours jet use

•	G. Sanders Griffith, III, Senior Executive Vice President and General Counsel: 20 hours turbo-prop use/4 hours jet use

•	Gaylon Jowers, Jr., President, TSYS International, and Executive Vice President: 20 hours turbo-prop use/4 hours jet use

•	Robert J. Philbin, President, TSYS Acquiring Solutions, and Executive Vice President: 20 hours turbo-prop use/4 hours jet use